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                                                               EXHIBIT 99.(a)(9)

CPI CORP.
NEWS FOR IMMEDIATE RELEASE                            FOR RELEASE ______________
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FOR FURTHER INFORMATION, CONTACT:
                      NAME        Alyn V. Essman       FIRM      CPI Corporation
                      ADDRESS     1706 Washington Ave  CITY      St. Louis
                      STATE, ZIP  Missouri 63103       TELEPHONE (314) 231-1575
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                                        FOR FURTHER INFORMATION
                                        AT THE FINANCIAL RELATIONS BOARD
                                        George Zagoudis, Chicago 312/266-7800
                                        After 6:00 p.m. 708/705-7240
                                        Kathy Phelan, New York, NY  212/661-8030



             CPI CORP. ANNOUNCES PRELIMINARY TENDER OFFER RESULTS

St. Louis, MO., January 8, 1998 -- CPI Corp. (NYSE: CPY) today announced the preliminary results of its Dutch Auction tender offer which expired Wednesday, January 7 at 12:00 midnight, New York City time.

The preliminary count by the depositary for the offer indicated that 1,999,215 shares were tendered and not withdrawn at or below $23.00 per share. The number of shares tendered includes 2,407 odd-lot shares and 475,967 shares tendered pursuant to guaranteed delivery. CPI preliminary expects to purchase 1,999,215 shares at such price representing 100% of the shares tendered at or below the $23.00 price.

The determination of the actual number of shares purchased is subject to final confirmation and the proper delivery of all shares tendered and not withdrawn, including shares tendered pursuant to the guaranteed delivery procedure. Payment for such shares accepted for payment and return of any shares tendered but not accepted for payment will occur as soon as practicable.

CPI is a consumer services company operating approximately 1,200 retail locations, including 1,030 Sears Portrait Studios in the U.S., Puerto Rico and Canada and 157 Prints Plus wall decor stores.



         CPI corp - 1706 Washington Avenue, St. Louis, Missouri 63103